SECOND AMENDMENT TO THE

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED OPERATING EXPENSE LIMITATION AGREEMENT

with

SNOW CAPITAL MANAGEMENT L.P.

THIS SECOND AMENDMENT dated as of October 27, 2016, to the Amended and Restated Operating Expense Limitation Agreement, dated as of October 19, 2010, as amended October 24, 2013 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and Snow Capital Management L.P. (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to add  the Snow Capital Focused Value Fund and Snow Capital Dividend Plus Fund to the Agreement, as set forth on Amended Schedule A to the Agreement; and

WHEREAS, the Agreement allows for the amendment of Amended Schedule A to the Agreement by a written instrument executed by both parties; and

WHEREAS, the parties desire to revise and replace Section 3 of the Agreement to clarify any reimbursements requested by the Adviser may not cause a Fund to exceed the lesser of: (1) the expense limitation in place at the time of the waiver; or (2) the expense limitation in place at the time of the recoupment; and

WHEREAS, the parties desire to revise and replace Section 4 of the Agreement and to clarify that the Agreement may be continued for additional periods of one year, or such other period as may be agreed upon by the Trust and the Adviser, upon the approval of the Board of Trustees of the Trust;

NOW, THEREFORE, the parties agree as follows:

Amended Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the purpose of adding the Snow Capital Focused Value Fund and the Snow Capital Dividend Plus Fund; and

Section 3 of the Agreement, is hereby replaced and superseded by the following:

“3. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement under the same terms and conditions as it is permitted to receive reimbursement of reductions of its investment management fee under the Investment Advisory Agreement, provided that any such reimbursements will not cause the Fund to exceed the lesser of: (1) the Annual Limit in place at the time of the waiver; or (2) the Annual Limit in place at the time of the recoupment.”; and

Section 4 of the Agreement, is hereby replaced and superseded by the following:

“4. TERM. This Agreement shall become effective with respect to a Fund at the time the Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and shall continue for an initial term of three years, unless sooner terminated by either of the parties hereto in accordance with Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods of one year, or such other period as may be agreed upon by the Trust and the Adviser, so long as such continuation is approved for the Fund at least annually by the Board of Trustees.”

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	SNOW CAPITAL MANAGEMENT L.P.
on behalf its series listed on Amended Schedule A

By:	/s/ John P. Buckel	By:	/s/ Carl Vuono
Name:	John P. Buckel	Name:	Carl Vuono
Title:	President	Title:	Chief Operating Officer

Amended Schedule A
to the

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED OPERATING EXPENSE LIMITATION AGREEMENT

with

SNOW CAPITAL MANAGEMENT L.P.

Series or Fund of Trust for Professional Managers	Operating Expense Limitation as a Percentage of Average Daily Net Assets
	Class A Shares	Class C Shares	Institutional Class Shares
Snow Capital Small Cap Value Fund	1.70%	2.45%	1.45%
Snow Capital Opportunity Fund	1.75%	2.50%	1.50%
Snow Capital Focused Value Fund	1.20%	N/A	0.95%
Snow Capital Dividend Plus Fund	1.20%	N/A	0.95%